ORTHOLOGIC CORP.
       STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER WEIGHTED AVERAGE
                      NUMBER OF COMMON SHARES OUTSTANDING*
                    (In thousands, except per share amounts)

                                                                                 Years Ended December 31,
                                                                                 ------------------------
                                                                              1997         1996        1995
                                                                              ----         ----        ----
Net income (loss) ....................................................      ($17,714)     $ 2,538    ($1,352)
                                                                             =======      =======    =======
Common shares outstanding at end of period............................        25,255       25,022     19,252

Adjustment to reflect weighted average for shares issued
during the period.....................................................          (139)        (878)    (3,703)
                                                                            --------      -------    -------
Weighted average number of common shares outstanding..................        25,116       24,144     15,549
                                                                             =======      =======    =======
Net income (loss) per weighted average number of common shares
outstanding...........................................................        ($.71)         $.11      ($.09)
                                                                             =======      =======    =======

* Adjusted to reflect the Company's 2-for-1 stock split effected in the form of a 100% stock dividend in June 1996.